SUB-ITEM 77D

The Vertex U.S. All Cap Fund, The Vertex All Cap Fund and the Vertex Contrarian Fund, each a series of MFS Series Trust XI, gave notice of a change in management fee (currently waived) effective October 1, 1999, as described in the supplement dated September 28, 1999 to the current prospectus. This supplement was filed with the Securities and Exchange Commission via EDGAR on September 28, 1999. Such description is hereby incorporated by reference.

The Vertex U.S. All Cap Fund, a series of MFS Series Trust XI, gave notice of termination of the fund effective December 22, 1999, as described in the supplement dated December 8, 2000 to the current prospectus. This supplement was filed with the Securities and Exchange Commission via EDGAR on December 14, 1999. Such description is hereby incorporated by reference.

The Vertex All Cap Fund, a series of MFS Series Trust XI, named Toni Y. Shimura a portfolio manager of the fund with John W. Ballen, as described in the supplement dated February 1, 2000 to the current prospectus. This supplement was filed with the Securities and Exchange Commission via EDGAR on February 1, 2000. Such description is hereby incorporated by reference.

The Vertex All Cap Fund and the Vertex Contrarian Fund, each a series of MFS Series Trust XI, added notification of each funds' intent to impose the previously waived management fee, as described in the prospectus dated February 1, 2000 as revised March 1, 2000. This document was filed with the Securities and Exchange Commission pursuant to Rule 485(c) via EDGAR on March 1, 2000. Such description is hereby incorporated by reference.